Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the use of our reports dated March 7, 2007, and October 15, 2007, (the “Reports”) relating to the proved oil and gas reserves of HK Energy Partners LP (the “Company”), to the information derived from such reports and to the reference to this firm as an expert in the Form S-1 registration statement and any amendments thereto filed by the Company and in the prospectus to which the registration statement relates.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Frederic D. Sewell
Frederic D. Sewell, P.E. Chairman and Chief Executive Officer

Dallas, Texas

October 26, 2007

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